Exhibit 99.1

Precision BioSciences Announces Late-Breaking Abstract of Preclinical In Vivo Gene Editing Research Selected for Oral Presentation at the American Society of Gene & Cell Therapy 26th Annual Meeting

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Presentation to Highlight Preclinical Development Progress of PBGENE-DMD Program for Potential Treatment of Duchenne Muscular Dystrophy

DURHAM, N.C.—April 18, 2023-- Precision BioSciences, Inc. (Nasdaq: DTIL), a clinical stage gene editing company developing ARCUS®-based ex vivo allogeneic CAR T and in vivo gene editing therapies, today announced that a late-breaking abstract featuring preclinical data from its PBGENE-DMD program for the potential treatment of Duchenne muscular dystrophy (DMD), was selected for an oral presentation at the American Society of Gene & Cell Therapy (ASGCT) 26th Annual Meeting being held May 16-20, 2023 in Los Angeles, CA.

“ARCUS nucleases have been shown to be exceptionally versatile for complex gene editing approaches, including large gene excisions. The goal of the PBGENE-DMD program is to utilize a pair of ARCUS nucleases, delivered by a single AAV, that are designed to excise an approximately 500,000 base pair mutation “hot spot” region from the dystrophin gene in order to make a variant of the dystrophin protein that is functionally competent,” said Jeff Smith, Chief Research Officer of Precision BioSciences. “We look forward to the upcoming ASGCT presentation highlighting new data from Precision’s DMD gene editing program.”

The abstract will be publicly accessible through the ASGCT website at https://annualmeeting.asgct.org/abstracts beginning on May 2, 2023.

Presentation Details:

Title: ARCUS-Mediated Excision of the “Hot Spot” Region of the Human Dystrophin Gene for the Treatment of Duchenne Muscular Dystrophy (DMD)

Date and Time: Friday May 19, 2023, 10:15 AM - 12:00 PM

Session Title: Late-breaking Abstracts 2

Session Room: Concourse Hall 152 & 153

About ARCUS

ARCUS is a proprietary genome editing technology discovered and developed by scientists at Precision BioSciences. It uses sequence-specific DNA-cutting enzymes, or nucleases, that are designed to either insert (knock-in), excise (knock-out), or repair DNA of living cells and organisms. ARCUS is based on a naturally occurring genome editing enzyme, I-CreI, that evolved in the algae Chlamydomonas reinhardtii to make highly specific cuts in cellular DNA and stimulate gene insertion at the cut site by homologous recombination. Precision's platform and products are protected by a comprehensive portfolio including nearly 100 patents to date.

About Precision BioSciences, Inc.

Precision BioSciences, Inc. is a clinical stage biotechnology company dedicated to improving life (DTIL) with its novel and proprietary ARCUS® genome editing platform. ARCUS is a highly precise and versatile genome editing platform that was designed with therapeutic safety, delivery, and control in mind. Using ARCUS, the Company’s pipeline consists of multiple ex vivo “off-the-shelf” CAR T immunotherapy clinical candidates and several in vivo gene editing candidates designed to cure genetic and infectious diseases where no adequate treatments exist. For more information about Precision BioSciences, please visit www.precisionbiosciences.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding expected conference participation and disclosure of preclinical data, and the clinical development and goals of our PBGENE-DMD program. In some cases, you can identify forward-looking statements by terms such as “aim,” “anticipate,” “approach,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “goal,” “intend,” “look,” “may,” “mission,” “plan,” “possible,” “potential,” “predict,” “project,” “pursue,” “should,” “target,” “will,” “would,” or the negative thereof and similar words and expressions.

Forward-looking statements are based on management’s current expectations, beliefs and assumptions and on information currently available to us. Such statements are subject to a number of known and unknown risks, uncertainties and assumptions, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various important factors, including, but not limited to, the important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as any such factors may be updated from time to time in our other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov and the Investors page of our website under SEC Filings at investor.precisionbiosciences.com.

All forward-looking statements speak only as of the date of this press release and, except as required by applicable law, we have no obligation to update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Investor and Media Contact:

Mei Burris

Director, Investor Relations and Finance

Mei.Burris@precisionbiosciences.com